EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-197311 and 333-191493 on Form S-3 and Nos. 333-184214 and 333-189684 on Form S-8 of our report dated February 26, 2016 (June 6, 2016 as to the effects of the 2016 Drop Down as described in Notes 1 and 16, and the retrospective application of the change in accounting policy for presentation of debt issuance costs in Note 1), relating to the consolidated financial statements of Summit Midstream Partners, LP and subsidiaries (the “Partnership”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment for the acquisition of Summit Midstream Utica, LLC, Meadowlark Midstream Company, LLC, Tioga Midstream, LLC, and SMP Holdings’ 40.0% ownership interest in each of Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. from Summit Midstream Partners Holdings, LLC which was accounted for as a combination of entities under common control), appearing in this Current Report on Form 8-K dated June 6, 2016 of Summit Midstream Partners, LP.

/s/ DELOITTE & TOUCHE LLP
Atlanta, Georgia
June 6, 2016

EX 23.1-1